SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b) (c),
           AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                             (Amendment No._______)*



                                   Zamba, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    988881108
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]       Rule 13d-1(b)

     [ ]       Rule 13d-(c)

     [X]       Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)


                               Page 1 of 12 Pages
                       Exhibit Index Contained on Page 11

------------------------------------                                            --------------------------------------
CUSIP NO. 988881108                                       13 G                                Page 2 of 12
------------------------------------                                            --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Vanguard Associates III, L.P. ("VAIII")
                      Tax ID Number: 77-0182090
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)    [ ]       (b)    [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      California
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          1,397,341  shares,  except that GMP, the general  partner of VAIII,  and
           BENEFICIALLY                       Gill,  Myers, and Higgerson,  the general partners of GMP, may be deemed
      OWNED BY EACH  REPORTING                to have shared voting power with respect to such shares.
              PERSON
               WITH                  -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              1,397,341  shares,  except that GMP, the general  partner of VAIII,  and
                                              Gill,  Myers, and Higgerson,  the general partners of GMP, may be deemed to have shared dispositive power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,397,341
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                         [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    5.1%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------------                                            --------------------------------------
CUSIP NO. 988881108                                       13 G                                Page 3 of 12
------------------------------------                                            --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Gill Myers Partners ("GMP")
                      Tax ID Number:  77-0182092
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)    [ ]       (b)    [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      California
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              1,397,341 shares, of which 1,397,341 are shares directly owned by VAIII.
                                              GMP is the  general  partner  of VAIII and may be deemed to have  shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              1,397,341 shares, of which 1,397,341 are shares directly owned by VAIII.
                                              GMP is the  general  partner  of VAIII and may be deemed to have  shared dispositive power with respect to such shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,397,341
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                         [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    5.1%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------------                                            --------------------------------------
CUSIP NO. 988881108                                       13 G                                Page 4 of 12
------------------------------------                                            --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Jack M. Gill ("Gill")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)    [ ]       (b)    [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          14,711 shares.
           BENEFICIALLY
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              1,397,341 shares, of which 1,397,341 are shares directly owned by VAIII.
                                              Gill is a general  partner of GMP, the general  partner of VAIII and may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              14,711 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              1,397,341 shares, of which 1,397,341 are shares directly owned by VAIII.
                                              Gill is a general  partner of GMP, the general  partner of VAIII and may be deemed to have shared dispositive power with respect to such shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,412,052
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                         [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    5.1%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------------                                            --------------------------------------
CUSIP NO. 988881108                                       13 G                                Page 5 of 12
------------------------------------                                            --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Curtis K. Myers ("Myers")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)    [ ]      (b)    [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          1,373 shares.
           BENEFICIALLY
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              1,397,341 shares, of which 1,397,341 are shares directly owned by VAIII.
                                              Myers is a general  partner of GMP, the general partner of VAIII and may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              1,373 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              1,397,341 shares, of which 1,397,341 are shares directly owned by VAIII.
                                              Myers is a general  partner of GMP, the general partner of VAIII and may be deemed to have shared dispositive power with respect to such shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,398,714
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                         [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    5.1%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------------                                            --------------------------------------
CUSIP NO. 988881108                                       13 G                                Page 6 of 12
------------------------------------                                            --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Clifford H. Higgerson ("Higgerson")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)    [ ]       (b)    [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          454 shares.
           BENEFICIALLY
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              1,397,341 shares, of which 1,397,341 are shares directly owned by VAIII.
                                              Higgerson is a general  partner of GMP, the general partner of VAIII and may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              454 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              1,397,341 shares, of which 1,397,341 are shares directly owned by VAIII.
                                              Higgerson is a general  partner of GMP, the general partner of VAIII and may be deemed to have  shared  dispositive  power  with  respect to such shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,397,795
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                         [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    5.1%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT

---------------------------------           ------------------------------------
CUSIP NO. 988881108                  13 G                  Page 7 of 12
---------------------------------           ------------------------------------


ITEM 1(a).        NAME OF ISSUER:

                  Zamba, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  7301 Ohms Lane, Suite 200
                  Minneapolis, MN 55439

ITEM 2(a).        NAME OF PERSONS FILING:

                  This Statement is filed by Vanguard Associates III, L.P. ("VAIII"), Gill Myers Partners ("GMP"), Jack M. Gill ("Gill"), Curtis K. Myers ("Myers") and Clifford H. Higgerson ("Higgerson). The foregoing entities and individuals are collectively referred to as the "Reporting Persons.

                  GMP is the general partner of VAIII, and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by VAIII. Gill, Myers and Higgerson are general partners of GMP, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by VAIII.


ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                  The address of the principal business office for each of the Reporting Persons is:

                  525 University Ave.
                  Suite 600
                  Palo Alto, CA 94301

ITEM 2(c)         CITIZENSHIP:

                  VAIII and GMP are California Limited Partnerships, Gill, Myers and Higgerson are United States citizens.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:

                  CUSIP # 988881108

ITEM 3.           Not Applicable

ITEM 4.           OWNERSHIP:

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1998:

---------------------------------           ------------------------------------
CUSIP NO. 988881108                  13 G                  Page 8 of 12
---------------------------------           ------------------------------------


                     (a)   Amount beneficially owned:

                           See Row 9 of cover page for each Reporting Person.

                     (b)   Percent of Class:

                           See Row 11 of cover page for each Reporting Person.

                     (c)   Number of shares as to which such person has:

                              (i) Sole power to vote or to direct the vote:

                                  See Row 5 of cover page for each Reporting Person.

                             (ii) Shared power to vote or to direct the vote:

                                  See Row 6 of cover page for each Reporting Person.

                            (iii) Sole   power  to  dispose  or  to  direct  the
                                  disposition of:

                                  See Row 7 of cover page for each Reporting Person.

                            (iv) Shared power to dispose or to direct the disposition of:

                                  See Row 8 of cover page for each Reporting Person.

ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                Not applicable.

ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                       Under  certain  circumstances  set  forth in the  limited
                partnership agreements of VAIII and GMP, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.


ITEM 7.         IDENTIFICATION   AND  CLASSIFICATION  OF  THE  SUBSIDIARY  WHICH
                ACQUIRED THE SECURITY  BEING  REPORTED ON BY THE PARENT  HOLDING
                COMPANY:

                Not applicable.

---------------------------------           ------------------------------------
CUSIP NO. 988881108                  13 G                  Page 9 of 12
---------------------------------           ------------------------------------

ITEM 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                Not applicable

ITEM 9.         NOTICE OF DISSOLUTION OF GROUP:

                Not applicable

ITEM 10.        CERTIFICATION:

                Not applicable

---------------------------------           ------------------------------------
CUSIP NO. 988881108                  13 G                  Page 10 of 12
---------------------------------           ------------------------------------

                                           SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 8, 1999



Vanguard  Associates III, L.P.                     /s/ Curtis K. Myers
                                                  ------------------------------
                                                   Signature

                                                   Curtis K. Myers
                                                   General Partner


Gill Myers Partners                                /s/ Curtis K. Myers
                                                   -----------------------------
                                                   Signature

                                                   Curtis K. Myers
                                                   General Partner


Jack M. Gill                                       /s/ Jack M. Gill
                                                   -----------------------------
                                                   Signature

                                                   Jack M. Gill


Curtis K. Myers                                    /s/ Curtis K. Myers
                                                   -----------------------------
                                                   Signature

                                                   Curtis K. Myers


Clifford H. Higgerson                             /s/ Clifford H. Higgerson
                                                  ------------------------------
                                                  Signature

                                                  Clifford H. Higgerson

---------------------------------           ------------------------------------
CUSIP NO. 988881108                  13 G                  Page 11 of 12
---------------------------------           ------------------------------------


                                  EXHIBIT INDEX


                                                                    Found on
                                                                  Sequentially
Exhibit                                                           Numbered Page
-------                                                           -------------

Exhibit A:  Agreement of Joint Filing                                  12

---------------------------------           ------------------------------------
CUSIP NO. 988881108                  13 G                  Page 12 of 12
---------------------------------           ------------------------------------

                                    EXHIBIT A

                            Agreement of Joint Filing

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Zamba, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  February 8, 1999

Vanguard  Associates III, L.P.                    /s/ Curtis K. Myers
                                                  ------------------------------
                                                  Signature

                                                  Curtis K. Myers
                                                  General Partner


Gill Myers Partners                               /s/ Curtis K. Myers
                                                  ------------------------------
                                                  Signature

                                                  Curtis K. Myers
                                                  General Partner


Jack M. Gill                                      /s/ Jack M. Gill
                                                  ------------------------------
                                                  Signature

                                                  Jack M. Gill


Curtis K. Myers                                   /s/ Curtis K. Myers
                                                  ------------------------------
                                                  Signature

                                                  Curtis K. Myers

Clifford H. Higgerson                             /s/ Clifford H. Higgerson
                                                  ------------------------------
                                                  Signature

                                                  Clifford H. Higgerson